Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement Under

The Securities Act Of 1933

(Form Type)

Sitio Royalties Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	Rules 457(c) and 457(h)	8,384,038 (1)	$28.59	$239,699,647	$92.70 per $1,000,000	$22,220.16

Equity	Class A common stock, par value $0.0001 per share	Rules 457(c) and 457(h)	309,527 (2)	$28.59	$8,849,377	$92.70 per $1,000,000	$820.34

Total Offering Amounts					$248,549,024		$23,040.50

Total Fee Offsets							—

Net Fee Due							$23,040.50

(1)

The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 8,384,038 shares of Class A common stock, par value $0.0001 per share (the “Stock”), of Sitio Royalties Corp., a Delaware corporation (the “Company”), that may be delivered with respect to awards under the Sitio Royalties Corp. Long Term Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Stock reserved and available for delivery with respect to awards under the Plan and additional shares of Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Stock that may become issuable pursuant to the adjustment or anti-dilution provisions of the Plan.

(2)

This Registration Statement also registers 309,527 shares of Stock of the Company that may be delivered upon the conversion of common units representing limited partnership interests in Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), together with shares of the Company’s Class C common stock, par value $0.0001 per share, that were acquired pursuant to the DPM HoldCo, LLC Assignment and Allocation Agreement, in exchange for shares of Stock in accordance with the Partnership’s Second Amended and Restated Agreement of Limited Partnership.

(3)

The proposed maximum offering price per share and maximum aggregate offering price for the shares of Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, using the average of the high and low prices per share of Stock as reported on the Nasdaq Capital Market on June 7, 2022.